Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:

Investor InquiriesMedia Inquiries

Daniel NoreckGarrett Mann

Chief Financial OfficerDirector of Marketing

TechTarget, Inc.TechTarget, Inc.

617-431-9449617-431-9371

dnoreck@techtarget.comgmann@techtarget.com

TechTarget Announces Christina Van Houten as New Board of Directors Member

Newton, MA — August 7, 2019 — Purchase intent-driven marketing and sales services company TechTarget, Inc. (Nasdaq: TTGT) today announced the appointment of Christina Van Houten to its Board of Directors.

Ms. Van Houten currently serves as the Chief Strategy Officer for Mimecast Limited, a public email management company, where she is responsible for driving corporate development, product management and market strategy. Prior to joining Mimecast, from 2014 to March 2018, Ms. Van Houten was Senior Vice President, Marketing Strategy & Product Management, at Infor Global Solutions, an enterprise software company that provides comprehensive business solutions. She also served as Vice President, Industry Solution and Strategy, at Infor, from 2011 to 2014. Prior to Infor, she was Vice President of Strategy and Solutions at IBM Netezza from 2010 to 2011. Prior to that, from 2005 to 2010, she served in senior roles at Oracle Corporation. Ms. Van Houten brings to the Board more than two decades of extensive, focused experience in marketing strategy with some of the world’s largest firms as well as significant corporate and business experience.

“On behalf of the entire Board, I look forward to working with Christina and benefitting from her significant experience in the enterprise technology industry and the expertise and relevant skills that she will bring,” said Greg Strakosch, Executive Chairman. “We are excited to have a professional like Christina join our Board and provide additional insights on our products, services, and business as we continue to transform our offerings towards longer-term subscription products,” added Mike Cotoia, Chief Executive Officer.

Ms. Van Houten holds a Master of Business Administration from the Booth School of Business at the University of Chicago and a Bachelor of Arts degree from Georgetown University.

With the appointment of Ms. Van Houten, TechTarget’s Board of Directors now consists of seven members, five of whom are independent. The Board intends for Ms. Van Houten to be included in the Company's slate of nominees for election to the Board at the 2020 Annual Meeting of Stockholders.

About TechTarget

TechTarget (Nasdaq: TTGT) is the global leader in purchase intent-driven marketing and sales services that deliver business impact for enterprise technology companies. By creating abundant, high-quality editorial content across more than 140 highly targeted technology-specific websites, TechTarget attracts and nurtures communities of technology buyers researching their companies’ information technology needs. By understanding these buyers’ content consumption behaviors, TechTarget creates the purchase intent insights that fuel efficient and effective marketing and sales activities for clients around the world.

TechTarget has offices in Boston, London, Munich, Paris, San Francisco, Singapore and Sydney. For more information, visit techtarget.com and follow us on Twitter @TechTarget.

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